Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES EXPIRATION OF HSR WAITING PERIOD IN CONNECTION WITH ITS PROPOSED ACQUISITION OF SLEEPY’S

—  Acquisition Expected to Close on February 3, 2016  —

HOUSTON, January 12, 2016 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM), the nation’s largest specialty mattress retailer, today announced that on January 11, 2016, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) expired with respect to Mattress Firm’s acquisition of all of the outstanding equity interests in HMK Mattress Holdings LLC, the holding company of Sleepy’s and related entities.  The acquisition is expected to close on February 3, 2016, subject to customary closing conditions, including any remaining regulatory approvals.

About Mattress Firm Holding Corp.

With more than 2,400 company-operated and franchised stores across 41 states, Mattress Firm Holding Corp. (MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading specialty bedding retailer with over $2.5 billion in sales over the past 12 months. MFRM, through its family of brands, including Mattress Firm and Sleep Train, offers a broad selection of both traditional and specialty mattresses, bedding accessories and other related products from leading manufacturers, including Sealy, Tempur-Pedic, Serta, Simmons, Stearns & Foster, and Hampton & Rhodes. More information is available at www.mattressfirm.com. MFRM’s website is not part of this press release.

About Sleepy’s

Sleepy’s is a privately-owned fourth-generation company with over 1,050 retail locations in 17 states and the District of Columbia, spanning from Maine to South Carolina and available nationally through www.sleepys.com.  Throughout Sleepy’s over 58-year history, the company has remained committed to providing sleep comfort and expertise with its highly trained Mattress Professionals and an extensive selection of top brands, including Tempur-Pedic, Sealy Posturepedic, Simmons Beautyrest, Serta, King Coil, Stearns & Foster and more. Sleepy’s website is not part of this release.

Investor Relations Contact:

Scott McKinney, Vice President of Investor Relations, ir@mfrm.com or 713-328-3417

Media Contact:

Kimberly Wise, kwise@jacksonspalding.com or 214-646-1659

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5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096